Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Amended and Restated Equity Incentive Plan of Booz Allen Hamilton Holding Corporation, the Booz Allen Hamilton Holding Corporation Officers’ Rollover Stock Plan, and the Booz Allen Hamilton Holding Corporation Employee Stock Purchase Plan of our report dated June 18, 2010, except for the first paragraph of Note 16, as to which the date is November 8, 2010, with respect to the financial statements of Booz Allen Hamilton Holding Corporation included in its final prospectus filed pursuant to Rule 424(b) with the Securities and Exchange Commission on November 18, 2010.
/s/ Ernst & Young LLP
McLean, Virginia
December 17, 2010